Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

TDW - Q3 2011 Tidewater Earnings Conference Call

Event Date/Time: Feb 04, 2011 / 04:00PM GMT

CORPORATE PARTICIPANTS

Joe Bennett

Tidewater - EVP, Chief IR Officer

Steve Dick

Tidewater - EVP

Jeff Platt

Tidewater - COO

Quinn Fanning

Tidewater - EVP& CFO

Dean Taylor

Tidewater - Chairman, President and CEO

CONFERENCE CALL PARTICIPANTS

James West

Barclays Capital - Analyst

Jeff Spittel

Madison Williams - Analyst

Luke Lemoine

Capital One Southcoast - Analyst

Arun Jayaram

Credit Suisse - Analyst

Daniel Boyd

Goldman Sachs - Analyst

Jud Bailey

Jefferies & Company - Analyst

Daniel Burke

Johnson Rice & Company - Analyst

PRESENTATION

Operator

Good morning. My name is Adrian and I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2011 third-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions)

I would like to turn the call over to our host, Mr. Joe Bennett. Sir, you may begin.

Joe Bennett - Tidewater - EVP, Chief IR Officer

Thank you, Adrian.

Good morning everyone, and welcome to Tidewater’s fiscal 2011 third-quarter earnings results conference call for the period ended December 31, 2010. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our Chairman, President and CEO, Dean Taylor; Jeff Platt, Chief Operating Officer; Quinn Fanning, Executive Vice President and CFO; Steve Dick, Executive Vice President in charge of strategic relationships, shipyard operations, vessel acquisitions and dispositions; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary. In a minute, I will turn the call over to Dean for his initial comments to be followed by Quinn’s review of the financial details for the quarter. Dean will then provide some wrap-up comments before we open the call for questions.

First, let me say that during today’s conference call, Dean, Quinn, I and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comments that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied, or the forward-looking statements may be found in the risk factors section of Tidewater’s most recent Form 10-K and the third fiscal quarter Form 10-Q, which we expect to file later today.

With that, I will turn the call over to Dean.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you, Joe. Good morning everyone.

Earlier today, we reported fully diluted earnings per share for our third fiscal quarter of $0.67, which compares with $1.16 for the year ago quarter, and the adjusted $0.65 per quarter we reported for our September quarter. While our results were just slightly below the first call consensus estimates, they reflect market conditions associated with what we continue to believe to be a bottoming of an industry cycle, a point that we have made for sometime.

As you will learn from Quinn’s review of the quarter, our revenues were slightly higher than those of the past two quarters. Our fleet utilization rate was also up slightly. Importantly, our vessel operating costs were essentially in line with our guidance, even after reflecting higher fuel costs resulting from the mobilization of approximately 18 vessels between markets during the quarter. In other words, the quarter showed some signs of a stabilizing market, although not necessarily what will be determined as the turning point in retrospect.

The December quarter reflected solid safety performance with no lost time accidents. My compliments to our operating team. Our recordable incident rate has not improved year over year, and is still a work in progress if we are to meet our corporate objective for the fiscal year. Some say it’s a dream to operate a fleet in our business with no accidents. It’s our goal. We achieved of streak of over two years without a lost time accident before. We aim to do it again, for longer.

Speaking of safety, we are continuing to monitor the situation in Egypt with specific emphasis on the well-being of our fleet- and shore-based personnel in the region. We’re taking what we believe to be the necessary precautions to safeguard our people and equipment in the area. We currently have less than 10 vessels in Egypt, some of which are stacked, and, thus far, their operations continue under their charter arrangements.

There are other developments here at Tidewater that I would like to address at this time. The first is an update on our joint venture arrangement with Sonangol, Sonatide. The joint venture agreement was originally scheduled to expire by its terms on July 31, 2010. Representatives of Sonangol and Tidewater agreed to extend the expiration date of the JV agreement to January 31, 2011, to provide both parties with the additional time to negotiate the terms of a new, more permanent JV agreement. As of now, the parties have not agreed on the terms of the new JV agreement, and therefore the existing JV agreement has technically expired, but subject to other considerations, which I will cover in a minute.

We are pursuing a new, more permanent agreement. Such pursuit may entail one or more short-term extensions of the JV agreement in the interim. No assurances can be given at this time that further discussions will be successfully concluded, or whether such terms will be advantageous to the Company. You’re probably aware that we have more Tidewater vessels deployed in Angola than in any of Tidewater’s other countries of operation, and that a significant portion of revenues coming from our largest customer, Chevron, is derived through the company’s Angolan operations.

Prior to January 31, 2011, both parties agreed to continue the Sonatide joint venture to fulfill several new or renewed charter party agreements with customers in Angola that extend well beyond January 31, 2011. Accordingly, the joint venture has been extended on a charter-by-charter basis to fulfill the remaining term of the current charters for approximately two-thirds of the vessels owned by the joint venture, as well as the Tidewater-owned vessels operating in Angola. The remaining term of these charters range from one month to approximately 40 months, with a median contract term of approximately 11 months.

In addition, we have no reason to believe that Sonangol or Sonatide has any other intention than to allow the remaining operating vessels to fulfill their current charter party agreements, and these vessels continue to do so currently. Sonangol’s willingness to further extend existing charter party agreements, or enter into new charter party agreements, is unclear at this time. We are hopeful that matters with Sonangol can be resolved productively. Nevertheless, prudence dictates that we also undertake in the interim a review of available options for the future deployment of our

Angolan fleet, if a resolution on acceptable terms cannot be achieved. Obviously, this is an important matter for us, and we are giving it the appropriate amount of attention.

The next topic relates to Nigeria. You may have read in the media that several companies that have recently announced FCPA-related settlements with the US Department of Justice and Securities and Exchange Commission have had very recent discussions with the Nigerian Economic and Financial Crimes commission and the Nigerian Attorney General’s office to resolve, under Nigerian law, issues raised by the companies’ FCPA-related settlements with the DOJ and the SEC. Tidewater has, in fact, been one of the companies that has held interviews with the Nigerian commission, and has also met with the Nigerian Attorney General’s office. It is our understanding that these discussions have related solely to Nigeria operations issues raised in the DOJ and SEC settlements, and that the Nigerian government seeks monetary restitution based on the same issues.

The Company has been willing to engage in substantive discussions with the Nigerian Attorney General’s office to see if the inquiry can be amicably resolved, including by settlement. As we have not concluded that any potential liability resulting from any enforcement action by the Nigerian Attorney General’s office is both probable and reasonably estimable at this time, no accrual has been recorded as of December 31, 2010. If additional information is later obtained that suggest the liability is probable and reasonably estimable, the Company will record such liability at that time.

You should be able to tell that our lawyers have had a hand in crafting my remarks regarding the current situations in Nigeria and Angola, and I hope that you understand the complexities of the negotiations that are involved in each case. I believe that we at Tidewater have always attempted to be open and transparent with both good and not so good news, and I ask for your understanding when I advise that the above is all of the information we can practically provide at the moment. We will, as soon as we can, update you and the market when we have additional material news to share.

The next topic I want to cover is our recent renewal of our existing revolving credit facility coupled with a new term loan facility, both of which include a five-year term. The new revolving and term loan facilities provide us with an additional $575 million of capital to go along with the $425 million of funds we obtained from our debt offering last fall. This additional capital will be utilized to continue the execution of our strategy to renew and to grow the Company’s earnings power.

The December quarter demonstrated the continuing execution of our strategy as we committed to the acquisition of ten vessels, one of which was delivered immediately while the others are scheduled to enter the fleet within the next year. All of these vessels were a part of the existing, projected worldwide OSV fleet as their construction was either complete or in progress, and thus do not constitute an addition to worldwide capacity. The addition of these ten ships will bring to 28 the number of new vessels we will add to our fleet before the end of fiscal 2012, so that would be before March 2012.

With ample liquidity readily available to us, we would expect to continue to add new tonnage into our fleet thus increasing further the earnings power of the Company. The number of new vessels in our fleet is now just under 200 giving Tidewater the largest new fleet in the industry, which we believe, together with our worldwide footprint, provides us a competitive advantage. Let me now turn the call over to Quinn to detail the quarter’s financial results, and to provide guidance about our near-term outlook. Afterwards, I will give you my thoughts about our industry outlook and Tidewater’s strategy.

Quinn?

Quinn Fanning - Tidewater - EVP& CFO

Thank you, Dean. Good morning everyone.

First, I’ll call to your attention to our earnings press release, which we put out this morning prior to the market’s opening. Also note that we expect to file a quarterly report on Form 10-Q, so the act of filing service sometime before the close of business today. Turning to financial results as of and for the three month period ended December 31, 2010. As usual, I will provide a recap of the quarter just completed, offer a few perspectives on what is driving financial results, and then provide our near- to intermediate-term outlook. As usual, I’ll conclude my remarks with a review of capital commitments and available liquidity.

As Dean noted in his introductory remarks, we reported diluted earnings per common share of $0.67 for the December quarter, versus diluted earnings per common share of $0.38 for the September quarter, and diluted earnings per common share of $1.16 for the December quarter of fiscal 2010. For your period-to-period comparisons, I will highlight the following items. First, insurance costs, which are included within vessel operating costs, are up $1.6 million quarter over quarter, and reflect an increase in loss estimates of about $2.3 million or $0.03 per share after tax. The trend primarily relates to a couple of larger than typical casualty claims, as well as legal cost estimates related to the Deepwater Horizon explosion, and the subsequent response efforts.

Mobilization costs were also high in the quarter, but I wouldn’t necessarily characterize MOB costs as unusual given our global operating footprint and an OSV market that we believe to be in a transition phase. Nonetheless, we had 18 MOBs in the December quarter as compared to 12 MOBs in the September quarter, and 8 MOBs in the June quarter.

In regards to the September quarter, recall the general and administrative expenses included a $4.35 million or $0.09 per share after tax charge associated with our then proposed settlement with the United States Department of Justice and FCPA-related matters. Subsequent to our earnings conference call on November 3, the proposed settlement with the DOJ, like our then proposed settlement with the Securities and Exchange Commission, was accepted by a federal district court judge as was required to confirm the settlement.

Recall also that in the September quarter, we recorded an additional liability of $6 million, or $0.08 per share after tax, related to a UK-based multi-employer pension plan. That amount was included within the crew cost detail of vessel operating expenses.

Finally, recall that we dry docked two of our large VS 486 AHTS vessels in the September quarter, at a total cost of about $7.1 million. That amount was included in the repair and maintenance expense detail of vessel operating costs. In part, because we deferred the fourth of four planned VS 486 dockings from the December to March quarter, R&M expense is down about $5 million quarter over quarter. Note also in the December and September quarters, following our normal impairment analysis, we took impairment charges of $2 million and $1.8 million, respectively. In both cases, these amounts are included in gains on asset dispositions net.

I will point out that net gains have averaged $6.1 million over the last 11 quarters. So, the December quarter was a bit below both the recent run rate for gains, and guidance that was provided in November. Our hope and current expectations that a number of the vessel sales that didn’t make it across the finish line in December will still be completed in the March quarter, and that the March quarters’ gains on asset dispositions net will be closer to the 11 quarter average.

Finally, note that our effective tax rate for the December quarter was 22.4% as compared to the September quarter’s effective rate of 34.4%. Recall that the September quarter included both the cumulative, or catch up, effect of a higher rate estimate for the six month period ended 9/30 as well as the DOJ related charge, which had no associated tax benefit. The effective tax rate for the nine months ended December 31, 2010, was 23.75%.

Now, if one were to adjust the December quarter for higher than trend insurance costs, and adjust the September quarter for both the DOJ- and MNOPF-related charges, and also normalized both quarters for an assumed 23.75% effective tax rate, and more typical gains on asset dispositions, adjusted earnings per diluted common share for the 3 months ended December 31, 2010, and September 30, 2010, were $0.75 and $0.65, respectively. Adjusted results would thus imply a quarter-over-quarter increase in EPS of about 15%. As adjusted, the quarterly trend largely reflects the lighter dry dock schedule in the December quarter relative to the September quarter.

For the December quarter, annualized after tax return on average unlevered capital, remains in the mid-single digits, or a couple of hundred basis points short of our estimated weighted average cost of capital of about 9%. Overall, vessel revenue of $270 million for the December quarter was up about 1%, quarter over quarter. Note that approximately 81% of vessel revenue, and 88% of vessel level operating margin was generated by vessels added to the Tidewater fleet since we began our fleet renewal and expansion program in 2000.

For quarter-over-quarter comparisons in regards to vessel revenue, I will highlight the following five items for your review. Number one, we took delivery of three vessels in the December quarter, including one deep-water PSV, and two AHTS vessels ranging in size from 5100 brake horse power to 9500 BHP. The contribution of vessel revenue from these three vessels for the December quarter, plus incremental revenue generated by the 13 vessels that were delivered over the course of the September quarter, was about $7 million. At present, the deepwater PSV has a contract for one year, and the two AHTS vessels are presently without term contracts and therefore working the international spot markets.

Two, offsetting the quarter-over-quarter revenue contribution from new vessels was lost revenue from the stacking of older equipment, which was about $6 million. Consistent with guidance in November, we stacked an additional 14 vessels in the December quarter. Three previously stacked vessels returned to service, and 13 vessels from the previously stacked fleet were sold. As a result, we began the quarter with 94 stacked vessels and finished the quarter with 92 stacked vessels.

Number three, incremental lost revenue from vessels in dry dock was about $1.3 million. Number four, the weak dollar relative to commodity leveraged currencies, including the Real and the Aussie dollar, had an approximate $2 million translation benefit to revenue in the quarter.

Parenthetically, I’ll note that the FX impact on operating costs exceeded the revenue benefit, and operating margin was about $1.5 million lower as a result of currency effects.

Fifth and finally, the unaccounted variance quarter over quarter in vessel revenue was a bit less than $1 million and was cumulatively positive. In particular, quarter-over-quarter day rate variances were not material, and quarter-over-quarter utilization variances within the active fleet were moderately positive. In regards to overall fleet count, day rate and utilization trends, our active fleet averaged 276 vessels in the quarter, which is down 6 vessels quarter over quarter. Average active new vessels were up 5 vessels, quarter over quarter, to 188 vessels. Active older vessels were down 11 vessels, quarter over quarter, to 88 vessels.

Overall day rates were essentially flat quarter over quarter, and reported utilization for the entire fleet, which includes the drag associated with stacked vessels was up about one percentage point. Utilization for the active fleet, i.e. excluding stacked vessels, was about 85% for the December quarter, and was up about 2.5 percentage points quarter over quarter. Utilization of active new vessels was about 88%, and utilization of active traditional vessels was about 77%. For this key deepwater and towing supply and supply vessel classes, which as most of you know, accounts for 90% of vessel revenue, average vessel count was up just one vessel, quarter over quarter, and revenue was up about $1.2 million, or less than 1% to $239 million.

Deepwater day rates were generally flat quarter over quarter, and utilization was up very modestly. For the large towing supply and supply class, day rates and utilization were both pretty flat quarter over quarter. Leading edge day rates are also reasonably consistent with the December quarter’s averages, really across all asset classes. Current utilization, however, is weaker than the December quarter’s averages, and prospectively, we expect both reported day rates and utilization for the March quarter will reflect deterioration quarter over quarter, primarily due to weakness in the large anchor handling market, and our plans to mobilize a number of vessels to markets that we believe will have better intermediate term prospects.

Turning to OpEx, vessel operating costs were about $161 million for the quarter, or generally consistent with our guidance in November. As noted earlier, OpEx for the December quarter reflects higher insurance and mobilization costs, and about $3.5 million in negative effects of currency movements. Negative variances in these cost categories were largely offset by our decision to defer a major dry dock to the March quarter.

Vessel level operating margin at 40.4% was light relative to November guidance of 41% to 43%, but rebounded a bit from what we continue to believe will be the trough levels of the September quarter, when margins were burdened by both the heavy dry docking schedule and the unusual items highlighted in our last earnings call.

G&A expense for the December quarter, which was down about $4.5 million dollars quarter over quarter due to the September quarter’s DOJ-related charge, was reasonably consistent with our guidance.

Now, turning to our outlook, we expect to take delivery of four additional new vessels through the end of the fiscal year, including three 5100 BHP AHTS vessels and one deepwater PSV. While stacking activity should moderate a bit with 10 or fewer vessels going to stack in the March quarter, the revenue loss from stacking still creates a bit of a headwind in an already challenging market. In particular, incremental revenue in the March quarter from the three vessels that were delivered in the December quarter is estimated at about $2 million even. Lost revenue from additional stacking activity should be a bit less than the impact in the December quarter, but the quarter-over-quarter impact will still be in the range of $4 million to $5 million.

I will also note what is a perhaps an obvious point, which is that the March quarter is a 90-day quarter. All things being equal, the impact of the shorter quarter is an approximate $6 million hit to revenue relative to the December quarter’s results.

Two additional items I would also like to call to your attention, first, as noted earlier in my remarks, we have begun the dry dock of the fourth of four VS486 docking scheduled for this year. While we do not currently expect an appreciable uptick in R&M costs in the March quarter relative to the December quarter, from our perspective supply demand fundamentals for the large anchor handling vessels, which for us is at 10,000 BHP and above, remain relatively weak.

As a result of the likely reduced contribution from the large anchor handlers, average day rates and utilization for our deepwater class of vessels are likely to be negatively impacted in the March quarter. Our decision to reposition a number of vessels in anticipation of better prospects elsewhere will likely exacerbate expected weakness and results in the March quarter for the deepwater class. So, based on current visibility on new vessel deliveries, vessels likely going to stack, our docking schedule, and the additional items noted here, we expect that quarter-over-quarter revenue progression will be negative in the March quarter, likely somewhere between $250 million and $255 million, and that’s based on internal estimates, followed, we hope, by a rebound in the June quarter.

Operating expense should be flat to down a couple of percentage points quarter over quarter, probably in the plus or minus $155 million area. Vessel level margins should be at or very slightly below the margins realized in the December quarter, and will hopefully follow revenue up from there. Below the gross margin line, absent a possible fourth quarter charge related to matters in Nigeria that Dean referenced in his remarks, general and administrative expenses should remain in the range of $34 million to $35 million per quarter.

As previously noted, we anticipate a bit of an uptick in gains on asset dispositions net, but as demonstrated in the December quarter, it’s difficult to predict with certainty or specificity the timing of vessel sales. We also continue to evaluate scrapping opportunities, particularly as scrap rates have moved up a bit with steel pricing. Finally, our current effective tax rate estimate is a bit less than 24%, though any monetary settlement in Nigeria would unlikely have an associated tax benefit and would result in upward pressure on the tax rate. Wrapping up the outlook, with a likely large shortfall in revenue relative to expectations earlier in the year, we expect that operating results for March quarter will be relatively soft despite a downward trend in operating costs. Our reasonably bullish long-term view for the OSV industry, and for our own prospects, remains unchanged.

Turning to the balance sheet, available liquidity and capital commitments. Cash flow from operations for the December quarter was about $65 million versus $135 million in the same period in fiscal 2010. CapEx for the December quarter was about $117 million, and based on commitments at 12/31, CapEx in the March quarter is expected to be about $130 million. Total debt at December 31, was $700 million, and cash at 12/31 was about $300 million. As a result, net debt at quarter end was about $400 million, and net debt to net book capital at 12/31 was about 14%.

As Dean noted earlier in his remarks, together with our bank group, we extended our senior credit facilities to 2016, increased available capacity to $575 million, and agreed to material pricing improvements within the last week or so. Between the recently completed $425 million private placement and the amendment to our bank facility, we have now raised $1 billion in attractively priced capital within the last 90 days, and feel that we are fully financed for at least near-term investment opportunities.

Pro forma liquidity at 12/31, including undrawn commitments under the amended credit facilities, was about $875 million. Unfunded vessel commitments at 12/31 approximated $486 million, and includes 26 vessel construction projects and 11 vessel purchase commitments. As noted, based on commitments at December 31, CapEx for the remainder of fiscal 2011 related to vessel commitments approximates $130 million. Spending in fiscal 2012 related to vessel commitments as of December 31, approximates $300 million. Finally, debt maturities over the next 12 months remain small with $40 million due in July of 2011.

And with that, I will turn the call back over to Dean.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks, Quinn.

Looking back, it looks increasingly like we are in the trough of the cycle. Including our December quarter, 2010 seems to have been mostly a transition year to the downside. There are signs that 2011 will be a transition year to the upside, though we may yet have a quarter or more of continued softness. As Quinn noted, the path to supply and demand balance will likely be different for the various asset classes.

I said throughout the last year that I did not expect the industry to demonstrate meaningful improvement until sometime in calendar 2011, and then most likely not until the second half. That still seems the most likely scenario, especially given the impact on the industry from the continuing de facto moratorium on the issuance of new drilling permits in the Gulf of Mexico. Sadly, we and our competitors will be following some of the oil companies with some of our equipment out of the Gulf to the future detriment of the US oil and gas supply picture.

I’m very optimistic, however, that in calendar 2012, the industry cycle will begin to gain momentum on the upside. Why do I believe that? First, our customers are increasing their spending plans as they respond to rising crude oil prices and recovering global demand. Secondly, drilling contractors are embarking on a new build cycle, something they need to do to replace the older rigs in their fleets, but also because the oil companies are signaling that offshore drilling, especially in deepwater around the world, will be a major focus of their future exploration efforts.

A final ingredient in my view is that the pace of new vessel orders has abated substantially. Not that that situation could not change, but it appears that most of our principle competitors are not adding to capacity, and many of our smaller competitors are not financially capable of commencing new building programs. Thus, the number of new vessels under construction does not appear to be growing significantly. So, our industry can look towards a better supply and demand balance, especially considering the numbers of traditional vessels that are aging out of the worldwide OSV fleet.

With our new financing in place, Tidewater’s financial flexibility has increased. We are prepared to buy more vessels if the price is right, just as we did with the 10 in the December quarter. Our financial position today places us in a position to be able to acquire a modest sized fleet should the opportunity arise without needing to access the capital markets to finance the purchase. We believe that puts us in a strong position to further execute our strategic goal of growing the earnings power of our fleet.

Finally, I don’t know when the industry cycle will turn. Nevertheless, for the reasons I have outlined, I believe that our strategy of repopulating our fleet with modern vessels acquired at attractive prices, while retaining a strong balance sheet and financial flexibility should prove sound. We are well positioned to continue to execute this strategy, or adjust it appropriately depending upon changing market conditions. I believe that if we continue executing this strategy, Tidewater will provide attractive returns for our shareholders.

We are now ready to take your questions, Adrian?

Adrian?

QUESTION AND ANSWER

Operator

(Operator Instructions) James West, Barclays capital.

James West - Barclays Capital - Analyst

Hello guys. Hello Dean, what is your confidence level that your industry or utilization is not going to slip further after the March quarter? I understand there is a lot of moving parts here, and we are bouncing along the bottom, but you are suggesting that we are at least bottoming. What are the signs you are looking for that we are not going to see another lay down in June and September quarters before we turn?

Dean Taylor - Tidewater - Chairman, President and CEO

Well one of the things we would look for is a decrease in oil prices. That doesn’t seem to be on the horizon. I know the thing we would look for is a decrease in our customer’s budgets. That doesn’t seem to been on the horizon. To the contrary, your latest survey indicates that budgets are increasing in a not insubstantial manner. So, those would be some signs that we would look for. I think continued instability in worldwide politics, I think, bodes probably well for our industry. I think we tend to take energy for granted in good times, and I think the recent events in the Middle East shows really how precarious the threat is by which the worldwide supply and demand balance hangs.

And finally, I don’t agree with Tom Friedman on everything, but one thing I do agree with him on is that the world has become much flatter. Populations around the world want to live like we live. I think the only way that’s going to happen is with greater energy consumption, and all good intentions aside, I don’t think it’s going to be wind or solar that powers that increased energy demand. It will be hydrocarbons. So, I think the fundamentals are there. Surely, if some calamity were to arise that is unforeseen, a true black swan, things could change, but I really do feel like there is a fair amount of still mature tonnage in our industry that is for the most part idle, but some is still working that will come out of the fleet. The number of new ships is, particularly when you compare it to the other sectors of the shipping industry, the overhang of new ships in our industry as opposed to other industries is so much diminished in comparison. I just feel like the greater risk is overcapacity in our industry and I think that risk is pretty modified right now, is not substantial. As I said, I don’t know when the cycle is going to turn. I really feel like we are in the trough I don’t think it’s going to get much worse. I acknowledge it can, but I don’t think it will.

James West - Barclays Capital - Analyst

Dean, I know last cycle some of the major oil companies put in place age restrictions on vessels, and perhaps some of that was relaxed as the cycle heated up when we got towards the top. Are you seeing a change in their stance as we get ready for this next up cycle, and safety is certainly much more of a concern here? Do you see those vessel age restrictions being put back in place and starting to force the attrition rates of the older vessels to increase?

Dean Taylor - Tidewater - Chairman, President and CEO

Most, certainly, we are now. It doesn’t mean that if the market gets really tight that they won’t relax those restrictions, as they did last time, but most of the older vessels that are cycling out of the industry are for practical purposes gone. I don’t think they will return. The possibility exists that they will relax the age restrictions, but I don’t think that happens until the market becomes very tight, and you know we got a way to go yet for that to transpire.

James West - Barclays Capital - Analyst

Okay. Thanks Dean.

Dean Taylor - Tidewater - Chairman, President and CEO

Good talking to you James. Good Luck.

James West - Barclays Capital - Analyst

Thanks.

Operator

Jeff Spittel, Madison Williams.

Jeff Spittel - Madison Williams - Analyst

Good morning, gentlemen. Dean, question about candidates for mobilization. I think on the last quarterly call, you talked a little bit some signs of positive momentum in the Middle East and Southeast Asia. Have those signs continued, and will those be logical places to potentially mobilize some vessels?

Dean Taylor - Tidewater - Chairman, President and CEO

The answer is yes.

Jeff Spittel - Madison Williams - Analyst

That’s fair enough. Then, switching gears over to Mexico, I guess there has been talk of a jackup tender there, and certainly the budget’s constraints starting to loosen a little bit. Maybe seeing some signs for at least cautious optimism down there?

Dean Taylor - Tidewater - Chairman, President and CEO

Not only are we seeing signs for cautious optimism, I just think that fundamentals are again so much in favor of increased activity in Mexico. I think that the Mexican government cannot continue to allow its production, Pemex’s production, to fall. They are now in the third year of the administration. Typically, by the second year, they tend to ramp up activity. They are now in the third year of the administration. I think this administration will open the valve pretty wide, pretty quickly.

Jeff Spittel - Madison Williams - Analyst

Okay, great. Thanks very much. I’ll turn it back.

Dean Taylor - Tidewater - Chairman, President and CEO

Okay, thanks a lot.

Operator

Luke Lemoine, Capital 1.

Dean Taylor - Tidewater - Chairman, President and CEO

Hello Luke Lemoine.

Luke Lemoine - Capital One Southcoast - Analyst

Yeh, that is me. Good morning Dean.

Luke Lemoine - Capital One Southcoast - Analyst

You really answered all my questions already. The only one left was just on the contract coverage for the next 12 months. What is that?

Dean Taylor - Tidewater - Chairman, President and CEO

Jeff has it here at his fingertips.

Jeff Platt - Tidewater - COO

Luke, going out for the next 12 months, the entire fleet is right at about 54%.

Luke Lemoine - Capital One Southcoast - Analyst

Okay.

Quinn Fanning - Tidewater - EVP& CFO

Just remember Luke, that’s on a days available basis. Obviously, we talked about in the past if you do it on a revenue basis, contracted revenue relative to the estimated revenue, that’s typically 5%, 10% higher.

Luke Lemoine - Capital One Southcoast - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks Luke.

Operator

Arun Jayaram, Credit Suisse.

Arun Jayaram - Credit Suisse - Analyst

Good morning, gentlemen. Dean, I know you can’t comment a lot about this thing, the Sonangol JV, but in your previous 10-Q, you characterized the discussions as being very constructive. Can you give us a little bit of help and thoughts on how you think this is resolved? I guess that I am comforted by the fact they haven’t gone out to look at other operators, but help us to think about what is a pretty big important piece of business for you guys.

Dean Taylor - Tidewater - Chairman, President and CEO

Clearly Arun, it’s something to which we attach a lot of importance, and we are giving it plenty of attention. For lots of reasons, I don’t want to compromise ourselves by stating too much or too little. And, if you would just bear with us a little bit and allow what we said to stand, I would be most grateful. We will update the market as soon as we possibly can when we have noteworthy news to share. And I hope you understand, I do not mean to be dodging your question. It’s just that the situation is one that for all the reasons in our litigious society, I don’t want to overstate or understate the situation, and I think the safest thing to do for our Company and our shareholders is to leave things as we have stated so far. Now, again, we will update the market and you as soon as we possibly can when we have additional news.

Arun Jayaram - Credit Suisse - Analyst

Fair enough. In general, what are you seeing from a competitive standpoint? I mean obviously, you did guide down a little bit in terms of sequential revenues, a couple of days less operating days in the quarter, but are you seeing demands starting to get a little bit better? Are there some green shoot that you are seeing in the overall business?

Jeff Platt - Tidewater - COO

Well Arun, this is Jeff, when you say green shoots, there is definitely increased discussions with the clients for projects picking up. So, that’s kind of the front end of that, if you will. But there’s still, when you look at the marketplace, it’s kind of a churn going on as vessels come off of a contractor, going on new contracts, and rates are just sort of hanging in at the same. It’s a pretty competitive environment out there, and you have to fight for every job.

Arun Jayaram - Credit Suisse - Analyst

Fair enough, a broader question regarding, obviously there’s been a pretty large buildout of the deepwater rig fleet over the last several year, and that’s going to continue. As we think about historical boat to rig ratios, what’s been your recent experience? For a drill shipper semi, is that increasing over time? Is there a secular increase when you think about boat demand relative to deepwater applications, globally?

Dean Taylor - Tidewater - Chairman, President and CEO

When you when you look back it’s funny, a lot of people think that because of the increased capacities of the deepwater vessels, that fewer vessels would actually be required on a deepwater operation than on a shallow water operation. When you look back, both in the North Sea and the Gulf of Mexico, the two most developed marketplaces in the world, the boat per rig ratio has actually increased through time. So, you ask yourself a question — why is that? Well, one is the deepwater distances are longer. To get to deep water you have to transit a farther distance. In effect, what happens is ton miles moved of cargo remains relatively constant, so that doesn’t diminish the need for vessels. And deck loads of the rigs are such that what tends to happen is that they can’t put a whole lot more equipment on the rig than they have. So, at times the vessels serve as sort of floating warehouses, so that’s at work. Clearly the operators would like to reduce the number of boats per rig that are required, but just looking at 2010, the number of boats per rig in the North Sea is greater than it was in 2000. In 2000, it was greater than 1990. The same phenomenon occurred in the Gulf of Mexico. So, I don’t think that the boat per rig ratio will diminish. In fact, we see it increasing, and we say that bodes well for our industry in general.

Arun Jayaram - Credit Suisse - Analyst

Is there a rule of thumb that you guys think about being in the industry for a deepwater rig is it a couple, two, three?

Dean Taylor - Tidewater - Chairman, President and CEO

Our rule of thumb is more per drilling rig drilling. Our rule of thumb is, believe it or not, when you take all the activity that surrounds the drilling rig, be it seismic, exploration, production, development, or construction, you throw those five facets of the industry around a drilling rig, you come up to a ratio of somewhere between 3.5 and 4.5 boats per rig, depending upon periods of time. When the ratio is greater than 4.5, the market is in the operators favor, and as boat rates tend to go down and utilization tends to go down. When the rates ratio is less than 4 boats per rig or less, then market’s in our favor, day rates are going up, utilization is high, and so that’s how we look at it.

We don’t try to pin the tail on a particular rig and say - okay, there will be two boats serving that rig. What we do is because when you look at the FPSOs, you look at the construction barges, you look at the pipe laying barges, you look at the seismic crews, you have to consider all of that as activity that’s associated with rigs drilling. You can try to get more granular, but we found it’s not productive. You waste a lot of time trying to figure out how many boats with one particular rig as of rig sharing in places where they have large fleets of rigs working for one particular customer, such as Pemex or Petrobras. Rig sharing such as they do, or boat sharing such as occurs in North Sea. You don’t have necessarily a very good indicator of what boats are working for what rig. As I said earlier, the number of boats per rig in the North Sea and Gulf of Mexico has increased through time. Historically, we have found that our ratio of about 3.5 to 4.5 boats per rig for all the facets of the industry is applicable.

Arun Jayaram - Credit Suisse - Analyst

That’s helpful, thank you.

Operator

Daniel Boyd, Goldman Sachs.

Daniel Boyd - Goldman Sachs - Analyst

Good morning, guys. You mentioned that leading edge rates are looking like they are flattish going in to the quarter. Can you give us some more granularity on that, maybe by vessel type or by region?

Dean Taylor - Tidewater - Chairman, President and CEO

Well, I’ll say this, I won’t get in to too detailed of an explanation, but day rates for large anchor handlers are going down. Day rates for other classes are relatively flat. What we predicted sometime ago that the market for large anchor handlers would be oversupplied is coming to pass, and we don’t see that changing any time soon. Now, what does that mean for us? Well, it means for us that our large anchor handlers that we constructed in China at very attractive prices, even at low day rates, we can get decent return on investment. People have build large anchor handlers at Norwegian prices, or Brazilian prices, and are working at today’s rates are getting clobbered. The other vessel classes, no significant downward trend in rates. Does that answer your question?

Daniel Boyd - Goldman Sachs - Analyst

That is helpful. Then, on the new build question or supply question, I agree with you it’s a much healthier situation right now given that you are not seeing a lot of new builds being ordered, but what are the shipyards telling you? Are they soliciting you to do additional new builds? And where might you compare new build costs today, relative to the peak or some other point?

Dean Taylor - Tidewater- Chairman, President and CEO

Steve will handle the new build costs today relative to the peak, and as well as question about where the shipyards are. It’s their business to try to get more business, but I think major shipyards are all concentrating on rigs right now and FPSO’s. Steve, why don’t you go ahead.

Steve Dick - Tidewater - EVP

Sure. The activity, from the peak, they certainly regressed, and there is a lot of shipyards particularly in the lower horsepower, low to medium horsepower construction, there is a lot of offers that are flowing in. The thing that I find interesting is many European yards, and not necessarily Norway, that European yards that didn’t have much interest in PSVs or OSVs are now demonstrating some interest in trying to build some, although their pricing is not very competitive. There is not very many orders being placed and shipyards that have a backlog would certainly like to back fill some of that. We are getting a lot of activity from people that both PSVs and anchor handlers, the medium 5,000 to 10,000-horsepower. There’s some that have been built speculatively, and the deals have kind of fallen apart, and I think there may be some good pick ups for us here, very soon.

Daniel Boyd - Goldman Sachs - Analyst

Okay. So, it sounds like the acquisition market, there is still a disconnect between new build prices and the acquisition market where you are able to pick things up cheaper that have already been constructed. Is that correct?

Dean Taylor - Tidewater - Chairman, President and CEO

Depends on the class.

Steve Dick - Tidewater - EVP

That’s right. It depends on the class. We have also made acquisitions where we’re, and Dean touched on it earlier, where vessels are in line to be constructed. So, you are not adding to the population, you are just picking up supplemental equipment that kind of falls in to place with what we ordered on construction, and it works out pretty well for us.

Daniel Boyd - Goldman Sachs - Analyst

Okay, makes a lot of sense, thanks guys.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you.

Operator

Jude Bailey, Jefferies.

Dean Taylor - Tidewater - Chairman, President and CEO

Hello Jude.

Jud Bailey - Jefferies & Company - Analyst

Hello guys. Follow up on the last question talking about asset acquisitions or sale and purchase activity. Where is the most strength in terms of asset values? I assume the weakest is large anchor handlers, but just wanted to see if you can give color on the asset classes that you are looking at, and various strength or weakness between the classes.

Dean Taylor - Tidewater - Chairman, President and CEO

We are agnostic, Jud. Everything depends upon the price versus what we figure we can work it at, what we can rent the vessel for, I should say. Revealing poor English skills here. We will even look at large anchor handlers, but everything will depends upon the price. And if we find something that we feel like will be economical in the long term, we’ll buy a large anchor handler, or a fleet of large anchor handlers, but it would be at a price that we feel would be reflective of long-term market fundamentals, and not short-term highs or lows. So, we are agnostic in terms of what we pay attention to other than what our potential return on capital will be.

Jud Bailey - Jefferies & Company - Analyst

Okay. Maybe a question for Steve. What is the lead times some of these yards are giving you on the ones that are giving you new quotes on construction, in terms of delivery?

Steve Dick - Tidewater - EVP

Most of them are about 2 years. Some are a little less; some are a little more. You are not getting anybody who is saying they’ll deliver in 18 months. It might be 20, 21, or up to 26.

Jud Bailey - Jefferies & Company - Analyst

Okay. That’s helpful. My last question is just to try to dig into the revenue guidance a little bit more, see if we can get any more color. I just want to be clear, the down guidance seems based on obviously lower utilization, and some of its from repositioning assets. Did you have some of the big vessels rolling off much larger contracts down to lower spot, or can you give us any more color in terms of the revenue guidance for the March quarter?

Quinn Fanning - Tidewater - EVP& CFO

I think it’s all of the above.

Jud Bailey - Jefferies & Company - Analyst

Okay

Quinn Fanning - Tidewater - EVP& CFO

In some of the larger anchor handlers roll down to lower day rates than what they operated at historically, some which were coming off of multi-year contracts.

Jud Bailey - Jefferies & Company - Analyst

Okay.

Quinn Fanning - Tidewater - EVP& CFO

We’re seeing weaker utilization within the same class of vessels. Other equipment, as I highlighted, was in transit to different jobs and different markets where we like the outlook a little bit better. And obviously, the 90 day quarter doesn’t help. It’s really just, I hate to say a death of a thousand cuts, it’s an aggregation of multiple issues, most of which I tried to highlight there.

Jud Bailey - Jefferies & Company - Analyst

Okay. Is there any way to give sense at all to how much of it is coming off of multi-year contracts, or is it more near-term dislocations?

Quinn Fanning - Tidewater - EVP& CFO

Probably, what merits note is that, relative to a lot of the other you probably follow, we are not, at least a proportional, heavy leveraged large anchor handling classes. I’m probably using 10,000 BHP, which would probably be some power fuse of lower end of large anchor handling. Off the top of my head, there is probably 10 to 12 vessels that we are focused on in this class. There is probably 30% to 40%, which is rolling down to lower rates, and the balances just a combination of rate and utilization, some of it in the spot market.

Jud Bailey - Jefferies & Company - Analyst

Okay. Those that are rolling, is that the last slug in that class that have to basically reprice to market?

Quinn Fanning - Tidewater - EVP& CFO

We have some work to do in terms of putting some of that equipment to work.

Jud Bailey - Jefferies & Company - Analyst

Okay.

Quinn Fanning - Tidewater - EVP& CFO

Probably getting further granular is beyond what we would generally guide to.

Jud Bailey - Jefferies & Company - Analyst

Okay.

Quinn Fanning - Tidewater - EVP& CFO

Jeff may have supplemental comments, but I think that’s the big picture.

Jeff Platt - Tidewater - COO

Some of that, we’re still taking deliveries of our last new builds in the 13s and the 10s, and we’re trying to finds some homes for those, but on the 486s, two of those, as we had said before, have rolled out of longer-term contracts. They are on new contracts and we have already seen that sort of day rate stepped out.

Jud Bailey - Jefferies & Company - Analyst

Yes, but are there any beyond those classes that we have any other big stepdowns, potentially later this year, that are already on a nice long-term contract, or going to step down to market? Do we have more of that as the year goes on, still, or are we pretty much through it now?

Jeff Platt - Tidewater - COO

The majority of that we have gone through that.

Jud Bailey - Jefferies & Company - Analyst

Okay, great. Thank you.

Jeff Platt - Tidewater - COO

Thanks.

Operator

(Operator Instructions) Daniel Burke, Johnson Rice.

Dean Taylor - Tidewater - Chairman, President and CEO

Yeh, Daniel.

Daniel Burke - Johnson Rice & Company - Analyst

Good morning everyone. Just about everything is cleaned up. Did you provide a count of vessels that will be MOBed in the March quarter? I thought I heard similar count.

Quinn Fanning - Tidewater - EVP& CFO

I did highlight the fact we had MOBed 18 in the December quarter, which was about 50% more than the prior quarter, and more than twice of the June quarter, I guess. No, we didn’t provide a forecast, and quite frankly, it’s something that develops over the course of the quarter. We have some visibility on what will happen the coming quarter, but not 100%.

Daniel Burke - Johnson Rice & Company - Analyst

I guess given the comments made about MOBS, unless it’s just opportunity costs associated with a handful of your highest value vessels, presumably the implication is that MOB count would be up in March?

Quinn Fanning - Tidewater - EVP& CFO

I’m not sure that I’d say that it’s up. Our expectation is that it will be high relative to the trend.

Daniel Burke - Johnson Rice & Company - Analyst

Okay. Again, the only other one would be on the, certainly, de-emphasized size side of the fleet, the older vessel stacking pace diminishing a little bit, we should expect that to continue as the 2011 calendar year unfolds?

Quinn Fanning - Tidewater - EVP& CFO

Well, I think I mentioned in the November call that we have spend a little bit of time looking at what remains of the active, older vessels, and what is the contract cover on that. I wouldn’t quite say that we are running out of vessels to stack, but the vessels that we don’t have some visibility on, in terms of contract cover, is that population is getting smaller and smaller. And that in part, is what is driving the slackening of activity. There has not been a demand spike, if you will, in the traditional vessels. It’s really that we’ve been forward-leaning in our stacking activities, and otherwise optimization of the fleet, and after a series of quarters in which stacking activity was quite high, 15 or more, what we are ultimately seeing is a bit of a petering out of that. We think we will get to some reasonable population of the older vessels that will work for a while. We are really only talking about, again, 88 vessels on average in the December quarter. That number will come down as of the ends of the quarter relative to the averages and with a handful of additional stackings next quarter. At some point, you don’t have that many more to stack.

Dean Taylor - Tidewater - Chairman, President and CEO

Please keep in mind Daniel, that in our presentations we go through an exercise that shows what happens when all of the traditional vessels are gone, and our earnings potential without any of the traditional vessels in our fleet. So yes, the stacking activity is somewhat important for the near term, but in the long term, and particularly in regards to the strategy that we set out and we are fulfilling, the traditional vessels simply are not that insignificant. And I think that the point that we would like to emphasize on this call is Quinn and his team have done a terrific job of loading the gun for additional vessel acquisitions. I think the window remains open to acquire vessels at reasonably attractive capital costs. Those are the premises upon which we believe we will continue to grow the earnings power of the Company.

So, yes, the next quarter looks to be a little bit disappointing, but when this worm turns this Company is going to be very, very well positioned to take advantage of it on all fronts. In some sense, we don’t want the window to close for the acquisition opportunities, and so a flattish vessel market plays in to that. On the other hand, we don’t like a flattish vessel market because it’s our business. We wish it were a little bit better. But, on the one hand, what we are disappointed about presents us better opportunities to continue to enhance the earnings power of our fleet for when the worm does turn, such that we are really going to see some significant earnings from this Company. If I could leave you with that thought, I would be grateful to do so.

Daniel Burke - Johnson Rice & Company - Analyst

I appreciate the comments, Dean, thank you.

Operator

(Operator Instructions) And there are no questions.

Dean Taylor - Tidewater - Chairman, President and CEO

Adrian, thank you very much, and thanks to all of the participants on the call today. Thanks for your interest in our Company. God bless you all, thanks

Operator

This concludes today’s presentation. You may now disconnect

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